                                                               Exhibit 10.19


                          LIMITED PARTNERSHIP AGREEMENT

                                       of

                           PLANET MOVIES COMPANY, L.P.


                             Dated October 17, 1997

                                TABLE OF CONTENTS


SECTION ONE
    FORMATION, NAME, PRINCIPAL OFFICE, TERM,
    PURPOSE, TITLE TO PROPERTY, QUALIFICATION
     ..........................................................................1
         1.1      Formation....................................................1
         1.2      Name and Mailing Address.....................................1
         1.3      Principal and Other Offices; Registered Office...............1
         1.4      Term.........................................................2
         1.5      Agent for Service of Process.................................2
         1.6      Purposes of the Partnership..................................2
         1.7      Partners.....................................................2
         1.8      Qualification in Other Jurisdictions. .......................3
         1.9      Title to Property............................................3

SECTION TWO
   DEFINITIONS
      .........................................................................3

SECTION THREE
   CAPITAL CONTRIBUTIONS AND LOANS
     .........................................................................10
         3.1      Initial Capital Contributions...............................10
         3.2      Additional Capital Contributions. ..........................10
         3.3      Election to Make Contribution Loan Upon Default in Making of
         Additional Capital Contributions.....................................11
         3.4      Election to Receive Additional Units Upon Default in Making of
         Additional Capital Contributions.....................................12
         3.5      Effect of Change in Proportionate Unit Holdings.............12
         3.6      Other Matters Relating to Capital Contributions.............12
         3.7      Loans.......................................................13

SECTION FOUR
   CAPITAL ACCOUNTS; RETURN OF CAPITAL
    ..........................................................................13
          4.1      Capital Accounts...........................................13
          4.2      Return of Capital..........................................13



SECTION FIVE
   ALLOCATIONS OF PROFITS AND LOSSES
    ..........................................................................14
           5.1      Profits...................................................14
           5.2      Losses....................................................14
           5.3      Special Allocations.......................................15
           5.4      Curative Allocations......................................16
           5.5      Other Allocation and Accounting Rules.....................17
           5.6      Tax Allocations...........................................17

SECTION SIX
   DISTRIBUTIONS
    ..........................................................................18
           6.1      Distributions of Cash.....................................18
           6.2      Distributions in Kind.....................................18
           6.3      Distribution in Cash Only. ...............................18
           6.4      Good Faith Distribution by General Partner................18

SECTION SEVEN
   RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNER
    ..........................................................................19
          7.1      Powers of the General Partner..............................19
          7.2      Dealing with Partnership by General Partner................21
          7.3      Authority of General Partner...............................22
          7.4      Duties of the General Partner..............................22
          7.5      Removal of the General Partner.............................23
          7.6      Liability and Indemnification of the General Partner.......23
          7.7      Transferability of General Partner's Interest..............24

SECTION EIGHT
   RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS
    ..........................................................................24
          8.1      Liability of Limited Partners..............................24
          8.2      Management of Business.....................................24
          8.3      Duty to Account for Profits................................24
          8.4      Rights of Limited Partners.................................24

SECTION NINE
   TRANSFER OF PARTNERSHIP INTERESTS
    ..........................................................................25
          9.1      Transfer of Interests......................................25
          9.2      Limitation Upon Transfer of Partnership Interests Therein..25
          9.3      Holders Who are not Limited Partners.......................26





          9.4      Treatment of Transferor....................................26
          9.5      General Conditions on Disposition..........................27
          9.6      Survival of Liabilities....................................27
          9.7      Withdrawal.................................................27

SECTION TEN
   ...........................................................................27
          10.1     Dissolution................................................27
          10.2     Wind-Up....................................................28
          10.3     Compliance With Regulations................................28
          10.4     No Obligation to Restore Deficit Capital Account Balance...28
          10.5     Temporary Retention of Liquidation Proceeds................29
          10.6     Distributions In Kind......................................29
          10.7     Control of Dissolution and Winding-up......................29
          10.8     Deemed Distribution and Recontribution.....................30
          10.9     Rights of Partners.........................................30
          10.10    Division of Venture Units. ................................30

SECTION ELEVEN
   OTHER BUSINESS
    ..........................................................................31

SECTION TWELVE
   POWER OF ATTORNEY
    ..........................................................................31
          12.1     Granting General Partner Power of Attorney.................31
          12.2     Power of Attorney..........................................32

SECTION THIRTEEN
   BOOKS OF ACCOUNT AND PARTNERSHIP RECORDS
    ..........................................................................32
          13.1     Books of Account. .........................................32
          13.2     Inspection.................................................32
          13.3     Bank Accounts. ............................................33
          13.4     Reports....................................................33

SECTION FOURTEEN
   AMENDMENTS
    ..........................................................................33
          14.1     General Rule...............................................33
          14.2     Unanimous Consent Requirement..............................34



SECTION FIFTEEN
   GENERAL PROVISIONS
    ..........................................................................34
          15.1     Relationship...............................................34
          15.2     Meetings of Partners.......................................34
          15.3     Entire Agreement. .........................................34
          15.4     Binding Effect; No Assignment..............................34
          15.5     No Waiver. ................................................35
          15.6     Notices....................................................35
          15.7     Counterparts...............................................35
          15.8     Headings...................................................35
          15.9     Governing Law..............................................35
          15.10             Further Assurances................................36
          15.11             Litigation........................................36
          15.12             Litigation Among Partners.........................36
          15.13             Remedies..........................................36
          15.14             Representations and Warranties....................36
          15.15             Arbitration.......................................37
          15.16             Saving Clause.....................................37

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                           PLANET MOVIES COMPANY, L.P.


     THIS LIMITED PARTNERSHIP AGREEMENT ("Agreement") is made and entered into as of the 17th day of October, 1997, by and among PMC MANAGEMENT, INC., a Georgia close corporation, as general partner (the "General Partner"); PLANET HOLLYWOOD (THEATRES), INC., a Florida corporation ("PHT"); and AMCPH HOLDINGS, INC., a Missouri corporation ("AMCPH") (PHT and AMCPH collectively referred to herein as the "Limited Partners," and the General Partner and the Limited Partners collectively referred to herein as the "Partners").

                                   SECTION ONE
                    FORMATION, NAME, PRINCIPAL OFFICE, TERM,
                    PURPOSE, TITLE TO PROPERTY, QUALIFICATION

     1.1 Formation. The Partnership will be organized as a Delaware limited partnership by the filing, in accordance with the Act, of a Certificate of Limited Partnership with the Office of the Delaware Secretary of State (the "Certificate") on or before October 20, 1997. The Partners hereby agree to continue the Partnership as a limited partnership under and pursuant to the Act and agree that the rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided herein.

     1.2 Name and Mailing Address. The name of the Partnership shall be as set forth from time to time in the Certificate. The Partnership may from time to time adopt one or more trade names for use in the Partnership's business as shall be selected by the General Partner. The mailing address of the Partnership shall be initially at 7380 Sand Lake Road, Orlando, Florida 32819, and subsequently at such other place as the General Partner may determine from time to time.

     1.3 Principal and Other Offices; Registered Office. The Partnership shall have such offices, as shall be designated by the General Partner from time to time. The registered office of the Partnership in Delaware shall be c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, or such other locations as may hereafter be designated by the General Partner from time to time in the manner provided by applicable law. All of the records required to be maintained pursuant to the Act shall be kept at the principal office. The Partnership may have such other offices as may be determined by the General Partner from time to time.

     1.4 Term. The Partnership commenced on the date the Certificate was filed with the Office of the Delaware Secretary of State and shall continue in existence until it is terminated in accordance with the provisions of Section 10 of this Agreement.

     1.5 Agent for Service of Process. The name and address of the agent for service of process shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805 or such other agent at such other location as may hereafter be designated by the General Partner from time to time in the manner provided by applicable law.

     1.6 Purposes of the Partnership.

     (a) Ownership of Venture Units. The Partnership is formed to establish from time to time, alone or with others, additional limited partnerships and other business entities that, among other things, directly or indirectly own and operate certain theatres now under development by AMC (such theatres being "Day 2 Venture Units") and proprietary branded theatre-restaurant-retail facilities (such facilities being "Day 3 Venture Units").

     (b) The Partnership is formed to acquire licenses to use trade names, trademarks, service marks, and other intellectual property, including in particular intellectual property owned by Planet Hollywood or its Affiliates and intellectual property owned by AMC or its Affiliates, and to own trade names, trademarks, service marks, logos and other intellectual property that the Partnership itself creates or otherwise acquires (all of such intellectual property referred to herein as the "Partnership Intellectual Property"). The Partnership is also formed to license or sublicense the use of the Partnership Intellectual Property to others, including in particular Affiliates of AMC with respect to certain theatres now owned and operated by AMC (such theatres being "Day 1 Venture Units"), and also including in particular the Day 2 Venture Units and the Day 3 Venture Units.

     (c) The Day 1 Venture Units, Day 2 Venture Units, and Day 3 Venture Units are collectively referred to herein as the "Venture Units". More detailed agreements of the Partners regarding the Venture Units are set forth in a Shareholders' Agreement dated the date hereof between the shareholders of the General Partner.

     (d) The Partnership is further formed to engage in any other lawful act or activity that is related to the foregoing purposes or that is related to the use by the Partnership of the Partnership Intellectual Property, as determined by the General Partner.

     1.7 Partners. The names and addresses of the General Partner and the Limited Partners are as follows:

     General Partner:   PMC MANAGEMENT, INC., a Georgia close corporation,
                        initially at 7380 Sand Lake Road, Suite 600, Orlando,
                        Florida 32819, and subsequently at such other place as the General Partner may notify the Limited Partners in writing from time to time.

    Limited Partners:    PLANET HOLLYWOOD (THEATRES), INC., a Florida
                         corporation, 7380 Sand Lake Road, Suite 600, Orlando,
                         Florida  32819, or such other place as such Limited
                         Partner may notify the General Partner in writing from time to time.

                         AMCPH HOLDINGS, INC., a Missouri corporation, 106
                         West 14th Street, Post Office Box 419615, Kansas City, Missouri 64141-6615, or such other place as such Limited Partner may notify the General Partner in writing from time to time.

     1.8 Qualification in Other Jurisdictions. The General Partner shall cause the Partnership to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership transacts business in which such qualification, formation, or registration is required or desirable. The General Partner shall execute, deliver and file, or cause the execution, delivery or filing of, any certificates (and any amendments or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

     1.9 Title to Property. Legal title to the Partnership's property, whether real, personal or mixed, shall be held in the name of the Partnership or in whatever other manner the General Partner shall determine to be in the best interests of the Partnership; provided, that if title is not held in the Partnership's name, the General Partner shall provide the Limited Partners with notice of the name in which title is held. Without limiting the generality of the foregoing, the General Partner may arrange to have title to Partnership property taken and held in the name of any trustee or nominee for and on behalf of the Partnership. Each partner's interest in the Partnership shall be personal property for all purposes.

                                   SECTION TWO
                                   DEFINITIONS

     When used in this Agreement, the following terms have the following respective meanings (unless otherwise specifically provided). Also in this Agreement the singular shall include the plural, the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. Any terms not specifically defined herein shall be construed in accordance with the meaning and understanding given such terms in the trade or business of the Partnership.

     Act: The Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time.

     Adjusted Capital Account Deficit: With respect to any Limited Partner, the deficit balance, if any, in such Limited Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

             (i) Credit to such Capital Account any amounts which such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

              (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of
the Regulations.

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     Affiliates: When used with respect to any Person, any Person which controls, is controlled by, or is under common control with, the Person; a Person which controls an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity. For purposes of this definition, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, the Partnership, the General Partner and any entities formed to own the Venture Units as contemplated by the Shareholders' Agreement shall not be deemed to be an Affiliate of either AMCPH or PHT for purposes of this Agreement.

     AMC: American Multi-Cinema, Inc., a Missouri corporation.

     Capital Account: With respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

             (i) To each Person's Capital Account there shall be credited the amount of cash and the Gross Asset Value of property contributed to the Partnership, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.3 or Section 5.4 hereof, and the amount of any Debt assumed by such Person or which is secured by any property distributed to such Person.

             (ii) To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Person pursuant to any provision of this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.3 or Section 5.4 hereof, and the amount of any Debt of such Person assumed by the Company or which is secured by any property contributed by such Person to the Company.

             (iii) In the event all or a portion of a Partnership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to Debt which is secured by contributed or distributed property or which is assumed by the Partnership or a Partner), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 10.2 upon the dissolution of the Company. The General Partner also shall: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q); and
(ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

     Code: The Internal Revenue Code of 1986, as amended.

     Debt: Any indebtedness for borrowed money or deferred purchase price of property evidenced by a note, bonds, or other instruments, any obligations as lessee under capital leases, any obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any Partnership property whether or not the Partnership has assumed or become liable for the obligations secured thereby, and obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in this Section, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Partnership's business and are not delinquent or are being contested in good faith by appropriate proceedings. As appropriate in determining the amount of Debt hereunder, Code Section 752(c) and any other applicable provisions of the Code shall be taken into account.

     Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year under the Code, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

     Event of Dissolution: Any of the events that result in a dissolution of the Partnership as set forth in Section 10.1 hereof.

     Fiscal Year: The fiscal period ended on the Sunday nearest to December 31, 1997, each 52/53 week period ending on the Sunday nearest to December 31 thereafter, and each fiscal period that is defined as a Fiscal Year in any other provision of this Agreement.

     General Partner: PMC Management, Inc., a Georgia close corporation, so long as it is General Partner of the Partnership, and all predecessor or additional or successor General Partners of the Partnership. Unless the context clearly requires otherwise, any reference in this Agreement to the "General Partner" shall be deemed to apply to all General Partners collectively at all times during which there is more than one General Partner.

     Gross Asset Value: With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

             (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of the contribution, as determined by the contributing Partner and the Partnership;

             (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses
(a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

             (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner; and

             (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), clause (vi) of the definition of "Profits" and "Losses" below in this Section, and Section 5.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the General Partner determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause
(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i), (ii), or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     Limited Partners: The parties who are admitted as Limited Partners during the period in which they own Partnership Interests. Unless the context clearly requires otherwise, any reference in this Agreement to a "Limited Partner" shall be deemed to apply to all Limited Partners collectively at all times during which there may be more than one Limited Partner.

     Nonrecourse Deductions: Deductions described in Section 1.704-2(b)(1) of the Regulations. The amount of Nonrecourse Deductions for a Fiscal Year generally equals the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year, and specifically shall be an amount determined in accordance with the provisions of Section 1.704-2(c) of the Regulations.

     Nonrecourse Liability: Liability described in Section 1.704-2(b)(3) of the Regulations.

     Partner Nonrecourse Debt: A nonrecourse Debt of the Partnership described in Section 1.704-2(b)(4) of the Regulations.

     Partner Nonrecourse Debt Minimum Gain: An amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

     Partner Nonrecourse Deductions: The items of loss, deduction and expenditure described in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

     Partnership: The Limited Partnership created by the filing of the Certificate and the Partnership continuing the business of this Partnership in the event of dissolution as provided in Section 10.

     Partnership Assets (or Property): All real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

     Partnership Interest or Interests: When referring to a General Partner's, a Limited Partner's, or an assignee, its interest in the Partnership's capital, profits, losses, and distributions, its rights (if any) in specific Partnership property, and its right (if any) to participate in Partnership management, all as provided in this Agreement, the Act, and other law.

     Partnership Minimum Gain: As of any date, the amount determined under Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

     Planet Hollywood: Planet Hollywood International, Inc., a Delaware corporation.

     Person: Any individual, partnership, corporation, trust or other entity.

     Profits and Losses: For each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

             (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

             (ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

             (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset Value above in this Section, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

             (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

             (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation above in this Section;

        (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner's Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

             (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 5.3 or Section 5.4 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.3 and 5.4 hereof shall be determined by applying rules analogous to those set forth in clauses
(i) through (vi) above.

     Regulations: The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     Shareholders' Agreement: Shareholders' Agreement dated this date by and between Planet Hollywood, PHT, AMC Entertainment Inc., AMCPH and PMC Management, Inc.

     Tax Matters Partner: PMC Management, Inc., a Georgia close corporation.

     Unit: A quantitative portion of all Partnership Interests initially equal to .001 percent (1/100,000) of all Partnership Interests; provided, the quantitative portion of all Partnership Interests that is represented by a Unit may be changed from time to time by the General Partner in accordance with the provisions of Section 3.2.

                                  SECTION THREE
                         CAPITAL CONTRIBUTIONS AND LOANS

     3.1 Initial Capital Contributions.

     (a) General Partner. Contemporaneously herewith PMC Management, Inc. shall contribute Two Hundred Thousand Dollars ($200,000) in cash to the Partnership, and PMC Management, Inc. hereby agrees to expose its assets to the Partnership's liabilities to the extent provided by law and to undertake all of the obligations of the Partnership's General Partner. In consideration of and in exchange for such capital contribution and agreements, PMC Management, Inc. hereby receives 1,000 Units.

     (b) Limited Partners. Contemporaneously with the execution of this Agreement, the Limited Partners shall make capital contributions to the Partnership of the following:

             (i) PHT shall contribute: (A) a royalty-free license to use the intellectual property more particularly described in, and pursuant to that certain Master License Agreement (PH) dated this date between the Partnership and an affiliate of PHT; and (B) Eight Million Nine Hundred Thousand Dollars ($8,900,000) in cash. In consideration of and in exchange for such capital contribution, PHT hereby receives 49,500 Units.

             (ii) AMCPH shall contribute: (A) a royalty-free license to use the intellectual property more particularly described in, and pursuant to that certain Master License Agreement (AMC) dated this date between the Partnership and an affiliate of AMCPH; (B) Eight Million Nine Hundred Thousand Dollars ($8,900,000) in cash. In consideration of and in exchange for such capital contribution, AMCPH hereby receives 49,500 Units.

     3.2 Additional Capital Contributions.

     (a) General. If the General Partner from time to time determines in its sole and absolute discretion that the Partnership should obtain additional capital contributions from the Partners, then the General Partner shall give a written notice to the Partners that sets forth the total amount of capital contributions that the General Partner has determined is then needed by the Partnership, the portion of such total that is to be contributed by each Partner (which shall be based on the proportion of the Units held by the Partner at the time the notice is given), and the date on which these capital contributions should be paid to the Partnership. Each Partner shall, within 10 days of the due date specified in such a notice from the General Partner, contribute cash to the Partnership in the amount required of such Partner by such notice.

     (b) Issuance of Additional Units. Each time that the General Partner requires the making of additional capital contributions pursuant to paragraph 3.2(a) the General Partner shall, at the same time: determine the number of Units that should be issued by the Partnership to the Partners in exchange for such contributions, taking into account the value of the then outstanding Units; change the quantitative portion of all Partnership Interests that is represented by one Unit to reflect the issuance of such new Units; and inform the Partners of such determination and change in the written notice regarding the making of such contributions that is given pursuant to paragraph 3.2(a). Upon receipt by the Partnership from a Partner of an additional capital contribution required of such Partner pursuant to paragraph 3.2(a), such Partner shall receive a portion of the new Units then proposed to be issued by the Partnership (based on the proportion of the Units held by the Partner at the time the written notice requiring such contribution is given), and such new Units shall be fully paid and nonassessable.

     (c) No Third Party Rights. The right of the General Partner to require any additional capital contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement.

     3.3 Election to Make Contribution Loan Upon Default in Making of Additional Capital Contributions.

     (a) Procedure. In the event a Partner fails to make any additional capital contribution within the time specified, the General Partner shall give prompt notice of such failure to the non-defaulting Partners, who shall have the right (but are not required) to advance directly to the Partnership, in proportion to their ownership of Units unless otherwise agreed by them, all or any part of the non-contributing Partner's additional capital contribution that is in default. Each amount so advanced shall constitute for all purposes: (i) a loan by the contributing party to the noncontributing Partner (a "Contribution Loan"); and
(ii) an additional capital contribution of that sum to the Partnership by the noncontributing Partner pursuant to the applicable provisions of this Agreement. Each Contribution Loan shall bear interest at a rate equal to the lesser of: (i) a rate equal to three percentage points above the prime rate in effect from time to time as published in the Midwest Edition of the Wall Street Journal; or (ii) the maximum rate of interest then permitted by law. To the extent not previously paid by the non-contributing Partner, each Contribution Loan shall be repaid out of the first subsequent distributions of cash made pursuant to this Agreement (applied to all Contribution Loans in proportion to their respective outstanding balances) to which the non-contributing Partner would otherwise be entitled, which cash shall be paid directly by the Partnership to the lending Partners and shall be applied first to interest and then to principal until the Contribution Loans are paid in full.

     (b) Additional Remedies. In the event any Contribution Loan has not been paid in full within 30 days after it is made, then the lending Partner may at any time and from time to time elect to pursue any remedy available to it at law or in equity including, without limitation, bringing an action to collect the Contribution Loan and all accrued interest thereon without further notice to or demand upon the non-contributing Partner.

     3.4 Election to Receive Additional Units Upon Default in Making of Additional Capital Contributions. In the event a Partner fails to make any additional capital contribution within the time specified, the General Partner shall give prompt notice of such failure to the non-defaulting Partners, who shall have the right (but are not required): to advance directly to the Partnership cash in an amount equal to all or any part of the non- contributing Partner's additional capital contribution that is in default; and upon making such advance, to receive the Units that the non-contributing Partner would have received upon contributing such amount to the Partnership. A non-defaulting Partner may exercise the rights granted to it pursuant to this Section 3.4 by giving notice of such exercise to the Partnership, accompanied by the amount of cash to be advanced to the Partnership pursuant to such exercise, within 30 days after the non-contributing Partner's additional capital contribution was due. Upon such exercise the Partnership shall treat the amount so advanced to it as a capital contribution by the contributing Partner and shall issue the appropriate number of Units to such Partner.

     3.5 Effect of Change in Proportionate Unit Holdings. If from time to time as a result of the exercise of rights provided for in paragraphs 3.3, 3.4, or
3.5 there is a change in the proportionate Unit holdings of the Partners, then the fiscal period from the end of the immediately preceding Fiscal Year to the day before such change shall be a Fiscal Year of the Partnership for purposes of determining and allocating the Partnership's Profits or Losses for such Fiscal Year.

     3.6 Other Matters Relating to Capital Contributions.

     (a) Loans by any Partner to the Partnership shall not be considered capital contributions.

     (b) Except as may be expressly provided herein, no Partner shall be entitled to withdraw or to the return of any part of the capital contribution of such Partner or to receive property or assets other than cash from the Partnership for any reason whatsoever.

     (c) No Partner shall be entitled to priority over any other Partner with respect to return of its capital contribution, except to the extent expressly provided in this Agreement.

     (d) No interest shall be paid by the Partnership on capital contributions (or on any Partner's Capital Account balance), except to the extent expressly provided in this Agreement.

     (e) The General Partner shall not have any personal liability for the repayment of any capital contribution of any Limited Partner.

     3.7 Loans. In the event the General Partner shall determine that funds are reasonably necessary for maintaining and protecting the assets of the Partnership or conducting its business, the General Partner shall be authorized to borrow funds on behalf of the Partnership on commercially reasonable terms from a commercial lending institution or from one or more of the Partners or their Affiliates without notification to any of the other Partners and all or any portion of the Partnership Assets may be pledged or conveyed as security for such indebtedness. In the event that any Partner or any Affiliate of a Partner shall loan money to the Partnership, the principal and interest with respect to such loan shall be fully paid prior to any distribution of cash to the Partners under the terms of this Agreement unless such loan agreement or promissory note contains a specific provision to the contrary. No Partner shall be required to make any such loan. No such loan shall increase any Partner's Partnership Interest. The exercise and performance of the rights and obligations created by each loan made hereunder are intended to be and shall be deemed to be transactions between the Partnership and one who is not a Partner.

                                  SECTION FOUR
                       CAPITAL ACCOUNTS; RETURN OF CAPITAL

     4.1 Capital Accounts. A separate Capital Account shall be maintained on the accounting books and records of the Partnership for each Partner. Such Capital Accounts shall be determined and maintained in strict accordance with the definition of Capital Account set forth in Section Two.

     4.2 Return of Capital. If any return of capital in money or property shall have been deemed to have been made to a Partner prior to or subsequent to the termination of the Partnership, and if, at the time of such return of capital in money or property, there shall have been any unpaid debts, taxes, liabilities or obligations which the Partnership shall not have sufficient assets to meet, then, if and only if required by the Act, each Partner (including former Partners who may have received distributions or have transferred their Partnership Interests) shall be obligated to repay any such return of capital distributed to such Partner (such repayments to be made in the same proportions as such returns of capital had been made to all Partners), to the extent necessary to discharge the liabilities of the Partnership to all creditors who extended credit or whose claims arose before such return of capital. All repayments of returns of capital made pursuant to this Section 4.2 by Partners shall be made within ten (10) days after the General Partner shall have repaid the share apportioned to the General Partner. Failure of any Partner or former Partner to make repayment required under this Section 4.2 shall subject the defaulting Partner to payment of interest on the amount due from such payment, at a rate equal to the lesser of: (i) a rate equal to three percentage points above the prime rate in effect from time to time as published in the Midwest Edition of the Wall Street Journal; or (ii) the maximum rate of interest then permitted by law, plus the costs and expenses, including reasonable attorneys' fees, of collection of such amounts.

                                  SECTION FIVE
                        ALLOCATIONS OF PROFITS AND LOSSES

     5.1 Profits. After giving effect to the special allocations set forth in Sections 5.3 and 5.4, the Partnership's Profits for each Fiscal Year shall be allocated to and among the Partners for accounting purposes (including in particular for purposes of maintaining the Partners' Capital Accounts) as follows:

     (a) First, Profits shall be allocated to the General Partner so as and to the extent necessary to offset Losses previously allocated pursuant to Section 5.2(b), to the extent of Losses not previously offset hereunder.

     (b) Second, Profits shall be allocated to the Partners so as and to the extent necessary to offset Losses previously allocated pursuant to Section 5.2(a), to the extent of, and in proportion to, Losses not previously offset hereunder.

     (c) Third, all remaining Profits shall be allocated to and among the Partners in proportion to the number of Units held by each of them on the last day of such Fiscal Year.

     5.2 Losses.

     (a) General Rule. After giving effect to the special allocations set forth in Sections 5.3 and 5.4, the Partnership's Losses for each Fiscal Year shall for accounting purposes (including in particular for purposes of maintaining the Partners' Capital Accounts) be allocated to and among the Partners in proportion to the number of Units held by each of them on the last day of such Fiscal Year.

     (b) Special Limitation. Notwithstanding the general rule set forth in
Section 5.2(a), no Losses shall be allocated to any Limited Partner to the extent that such allocation would create or enlarge an Adjusted Capital Account Deficit. Any Losses which would be allocated to such Limited Partner but for the preceding sentence shall instead be allocated to the General Partner.

     5.3 Special Allocations. The following special allocations shall be made in the following order:

     (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this
Section 5.3, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

     (b) Partner Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 5.3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Person who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

     (c) Qualified Income Offset. If any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.3 have been tentatively made as if this Section 5.3(c) were not in the Agreement.

     (d) Gross Income Allocation. If any Limited Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5 have been made as if Section 5.3(c) hereof and this Section 5.3(d) were not in the Agreement.

     (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated in the same manner as Losses are allocated pursuant to
Section 5.2(a).

     (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations
Section 1.704-2(i)(1).

     (g) 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

     5.4 Curative Allocations. The allocations set forth in Sections 5.3(a) through 5.3(g) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the Partnership shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner determined by the General Partner to be appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 5.1 and 5.2. In exercising its discretion under this Section 5.4, the General Partner shall take into account future Regulatory Allocations under Sections 5.3(a) and 5.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.3(e) and 5.3(f).

     5.5 Other Allocation and Accounting Rules.

     (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

     (b) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat distributions of cash from the Partnership as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.

     5.6 Tax Allocations.

     (a) For federal income tax purposes, the Partners' distributive shares of each item of Partnership income, gain, loss, deduction, and credit shall be determined in a manner that is consistent with the allocations of Profits, Losses, and other items under Sections 5.1 through 5.5. The Partners are aware of the income tax consequences of the allocations made by this Section 5, and all Partners shall be bound by the provisions of this Section 5 in reporting their shares of Partnership income and loss for federal income tax purposes.

     (b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset Value in Section Two, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General

Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6(b) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.


                                   SECTION SIX
                                  DISTRIBUTIONS

     6.1 Distributions of Cash. It is anticipated that the Partnership will not make regular distributions of cash to the Partners. However, the General Partner may from time to time decide that cash should be distributed to the Partners. In such event, and subject to the limitations imposed by the Act on the aggregate amount which may be distributed by the Partnership at any given time, the Partnership shall distribute the amount of cash determined by the General Partner at the time or times determined by the General Partner. Each cash distribution made by the Partnership shall be made to the Partners in proportion to the number of Units held by each of them on the date of the distribution.

     6.2 Distributions in Kind. It is anticipated that the Partnership will not make distributions of property to the Partners. However, the General Partner may from time to time decide that specific Partnership property other than cash should be distributed to the Partners. In such event, and subject to the limitations imposed by the Act on the aggregate amount which may be distributed by the Partnership at any given time, such property shall be valued and distributed, based on value, to the Partners to whom, and in the same proportions as, cash in an amount equal to the value of such property would be distributed on the date such property is distributed, and the manner in which each such distribution is made shall be determined by the General Partner.

     6.3 Distribution in Cash Only. Except as provided in Section 10.2, no Partner in its capacity as a Partner shall have the right to demand or receive property other than cash from the Partnership for any reason whatsoever and no Partner shall have the right to sue for partition of the Partnership or of the Partnership's assets.

     6.4 Good Faith Distribution by General Partner. Upon the good faith determination to distribute funds in accordance with this Section 6, the General Partner shall incur no liability on account of such distribution, even though such distribution may have resulted in the Partnership retaining insufficient funds for the operation of its business, which insufficiency resulted in loss to the Partnership or necessitated the borrowing of funds by the Partnership.

                                  SECTION SEVEN
              RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNER

     7.1 Powers of the General Partner. In addition to the powers granted to any General Partner under the Act and other provisions of this Agreement, the General Partner shall have the exclusive right and power to manage the business and the affairs of the Partnership with all powers necessary, advisable, or convenient to manage, control, administer and operate the business and affairs of the Partnership for purposes herein stated, to make all decisions affecting such business and affairs, and to do all things which are necessary or desirable in the conduct of the business and affairs of the Partnership. The rights and powers of the General Partner shall include, without limitation, for Partnership purposes, the powers to:

     (a) Represent the Partnership in all administrative and judicial proceedings involving federal income tax matters as the "Tax Matters Partner." In connection therewith, the powers of the General Partner shall include, but are not limited to, the power to:

             (i) appoint an attorney-in-fact to represent the Partnership in such proceeding;

             (ii) engage in any activities enumerated in subchapter C of chapter 63 of the Internal Revenue Code;

             (iii) employ attorneys, accountants, appraisers, consultants, and such other persons as deemed appropriate;

             (iv) make any and all elections for federal, state, and local tax purposes, including, without limitation, any election if permitted by applicable law: (a) to adjust the basis of Partnership Assets pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law; and (b) to extend the statute of limitations for assessment of tax deficiencies against Partners with respect to adjustments to the Partnership's federal, state or local tax returns; and

             (v) represent the Partnership and Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and Partners in their capacity as Partners, and to execute any agreements or other documents relating to or affecting such tax matters including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership or Partners.

     The Tax Matters Partner shall provide all Partners affected by an Internal Revenue Service Partnership level proceeding with such notice of the proceeding as is required by the Code. The preceding sentence shall be deemed to be satisfied by mailing such notice to each such Partner's last known address.

     The Tax Matters Partner is entitled to reimbursement for all expenses relating to its representation of the Partnership, which may include, but are not limited to, expenses of persons employed by the Partnership in connection with an examination, audit, administrative or judicial proceeding relating to federal income tax matters;

     (b) Employ, retain or otherwise secure or enter into contracts with consultants, agents or firms to assist in the business of the Partnership, all on such terms for such consideration as the General Partner deems advisable, such consideration to be a normal operating expense;

     (c) Pay all operating costs and expenses associated with the ownership of Partnership Assets including without limitation, insurance, ad valorem taxes, maintenance costs, accounting and legal fees, and principal and interest due on any indebtedness encumbering the assets of the Partnership;

     (d) Acquire, contract to acquire or enter into an option to acquire, sell, exchange, or convey title to, and to license, contract to sell or grant an option for the sale of all or any portion of the Partnership Assets, and any mortgage or leasehold interest or other property which may be acquired by the Partnership upon a transfer of the Partnership Assets;

     (e) Borrow money and, if security is required therefor, to mortgage or subject to any other security device any portion of the Partnership Assets, to obtain replacements of any mortgage, security deed or other security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate, or extend any mortgage, security deed or other device, all of the foregoing at such terms and in such amount as it deems in its absolute discretion, to be in the best interest of the Partnership;

     (f) Sell additional Partnership Interests to additional limited partners for such price(s) as may be determined by the General Partner, in its sole discretion;

     (g) Enter into joint venture agreements, trust agreements or other fiduciary agreements or arrangements for the purpose of holding legal or equitable title to the Partnership Assets and to lease all or any portion of any real property owned by the Partnership without limit as to the term thereof, whether or not such term (including renewal terms) will extend beyond the date of termination of the Partnership, and whether any property so leased is to be occupied by the lessee or, in turn, subleased in whole or in part to others; provided that prior to acquiring more than a de minimis interest in any property which is subject to an allowance for depreciation or is otherwise amortizable, or otherwise allows the Partners to claim such deductions, the General Partner will consult with tax counsel for the Partnership to determine whether the Partnership Agreement needs to be amended;

     (h) Form other partnerships (designating the Partnership as a general or limited partner thereof), limited liability companies, and other entities, including the entities which will own the Day 2 Venture Units and Day 3 Venture Units, and contribute any and all Partnership Assets thereto;

     (i) Acquire and enter into any contract of insurance which the General Partner deems necessary and proper for the protection of the Partnership, for the conservation of its assets, or for any purpose beneficial to the Partnership;

     (j) Invest in short-term government obligations, certificates of deposit or tax-exempt obligations such funds of the Partnership as are temporarily not required in its opinion for use in conducting the business of the Partnership;

     (k) Execute any guaranty or accommodation endorsement reasonably incident to the conduct of the business of the Partnership;

     (l) Open and maintain bank accounts for the deposit of Partnership funds, with withdrawals to be made upon such signature or signatures as the General Partner may designate;

     (m) Obtain licenses to use the Partnership Intellectual Property that is not owned by the Partnership and license the Venture Units to use the Partnership Intellectual Property;

     (n) Execute, acknowledge and deliver any and all instruments, documents, or agreements to effectuate the foregoing; and

     (o) By way of extension of the foregoing and not by way of limitation thereof, the General Partner shall possess all of the powers and rights of partners in a partnership without limited partners under the Act as amended.

     7.2 Dealing with Partnership by General Partner. The fact that the General Partner is directly or indirectly interested in or connected with any person, firm or corporation employed by the Partnership to render or perform a service or from or to which or whom the Partnership may buy or sell merchandise, services, materials or other property, shall not prohibit the General Partner, on behalf of the Partnership, from employing such person, firm or corporation (including the General Partner) or from otherwise dealing with them. Each Limited Partner consents to the payment of fees, remuneration, or other payments paid for services in accordance with the Shareholders' Agreement. All transactions made pursuant to this Section 7.2 between the Partnership and either a Partner or an Affiliate of a Partner are intended to be and shall be deemed to be transactions between the Partnership and one who is not a Partner. Nothing contained in this Section 7.2 shall restrict the right of the General Partner or any other Person to receive the income or distributions to which they would otherwise be entitled to hereunder as a Partner.

     7.3 Authority of General Partner. No person dealing with the General Partner shall be required to determine the General Partner's authority to make any commitment or undertaking on behalf of the Partnership nor to determine any fact or circumstance bearing upon the existence of its authority. No purchaser of any property or interest owned by the Partnership shall be required to determine the right to sell and the authority of the General Partner or its designee to sign and deliver on behalf of the Partnership any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.

     7.4 Duties of the General Partner. The General Partner's obligations shall include the following:

     (a) Manage the Partnership affairs;

     (b) Have fiduciary responsibility for the safekeeping and use of all funds of the Partnership;

     (c) Render complete annual reports to the Limited Partners and any required governmental agency;

     (d) Furnish Limited Partners with the reports and information specified in
Section 13.4 hereof;

     (e) Maintain complete records of Partnership assets, including information and reports of architects, appraisers, engineers, attorneys, accountants or other professionals;

     (f) Maintain complete books of account regarding Partnership operations and business affairs;

     (g) Keep all records of the Partnership available for inspection and audit by any Limited Partner or its representative, at the expense of the Limited Partner, upon reasonable notice during business hours at the principal place of business of the Partnership; and

     (h) Perform all other actions necessary to ensure that the Partnership complies with the provisions of the Act and other applicable law.

     7.5 Removal of the General Partner. The General Partner may be removed, and a new General Partner may be appointed, only by a unanimous vote of all of the Partners. The General Partner may not be removed without its consent. The Partnership shall hold the removed General Partner harmless from any and all liabilities, including attorney's fees, arising from and after the effective date of its termination of its interest, which liabilities are not attributable to fraud, gross negligence or willful misconduct of the General Partner prior to or on such effective date. A General Partner that is removed hereby shall be entitled, at its sole and absolute discretion, to either (i) convert its Partnership Interest to that of a special Limited Partner, having the same rights to allocations of Profits, Losses, distributions and the capital of the Partnership as prior to such conversion (with such conversion occurring automatically upon the making of such election), or (ii) receive payment for its Partnership Interest, in complete termination thereof, in an amount equal to its fair market value, with payment due upon termination.

     7.6 Liability and Indemnification of the General Partner.

     (a) Liability Generally. The General Partner shall not be liable to the Limited Partners because any taxing authorities disallow or adjust any deductions or credits in the Partnership or a Limited Partner's income tax returns, nor shall the General Partner have any personal liability for the repayment of capital contributions of the Limited Partners except as provided in this Agreement. In addition, the General Partner shall not be liable, responsible or accountable in damages or otherwise to any of the Limited Partners or to the Partnership for any act or omission performed or omitted by it in good faith, and in the reasonable belief that such act or omission was within the scope and authority granted to it by this Agreement.

     (b) No Liability. Neither the General Partner nor its agents shall be liable to the Limited Partners for any actions taken by or on behalf of the General Partner, including the execution of a settlement agreement with the Internal Revenue Service so long as the General Partner acts in good faith in representing the interest of the Partnership and Limited Partners. The preceding sentence does not, however, excuse the General Partner from the notice requirements stated at Section 7.1(a).

     (c) Indemnification. The Partnership shall and does hereby indemnify and save harmless the General Partner and its successors and assigns from and against loss, damage, or expenses incurred by them on behalf of or in connection with any act or omission described in the preceding paragraph, including reasonable costs and expenses of litigation and appeal (including reasonable fees and expenses of attorneys engaged by the General Partner and all applicable sales or use taxes imposed on such fees and costs), in defense of such act or omission, without relieving the General Partner of liability for fraud, bad faith, gross negligence or malfeasance, or failure to comply in any material respect with any representation, warranty, covenant, condition or other agreement herein contained of the General Partner. The satisfaction of any indemnification and any saving harmless shall be from and limited to Partnership Assets and no Partners shall have any personal liability on account thereof.

     7.7 Transferability of General Partner's Interest. Except as otherwise provided in this Agreement and in addition to any other restrictions set forth herein on the transfer of the General Partner's Partnership Interest, the General Partner shall not, without the consent of the Limited Partners holding at least fifty-one percent (51%) of the Units, sell, assign, transfer, or otherwise dispose of, in whole or in part, its Partnership Interest or admit an additional General Partner, and any attempt by the General Partner to do so in violation of this Agreement shall be null and void ab initio. If all or any part of the General Partner's Partnership Interest is transferred in violation of this Agreement, the transferee shall be a mere assignee, and not a substituted Partner, with respect to the interest that is transferred.

                                  SECTION EIGHT
                 RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

     8.1 Liability of Limited Partners. Except as provided in the Act, none of the Limited Partners shall have any personal liability with respect to the liabilities or the obligations of the Partnership.

     8.2 Management of Business. The Limited Partners, as such, shall not take part in the management of the business of the Partnership, transact any business for the Partnership or have the power to sign for or to bind the Partnership to any agreement or document, said powers being vested solely and exclusively in the General Partner. No action taken or attempted to be taken by one or more of the Limited Partners under the provisions of Sections 7, 10 or 14 or this
Section 8 shall be effective or binding upon the Partnership (i) if a court of competent jurisdiction in the State of Delaware has held that the taking of such action would result in the loss of limited liability of the Limited Partners, or
(ii) if the Partnership receives an opinion of counsel (obtained by any Partner), satisfactory to all of the Limited Partners, to the effect that the taking of such action would result in the loss of limited liability of the Limited Partners.

     8.3 Duty to Account for Profits. Each Limited Partner shall be a trustee for the Partnership with respect to any profit derived by it without the consent of the General Partner or the Limited Partners from any transaction connected with the formation, conduct or liquidation of the Partnership or from any use of Partnership Assets.

     8.4 Rights of Limited Partners. Each Limited Partner shall be entitled to:

     (a) The rights accorded to limited partners by the Act, to the extent that such rights cannot be eliminated by agreement of the Partners;

     (b) All rights and powers of Limited Partners as are set forth elsewhere in this Agreement;

     (c) Be indemnified in respect to payments made and personal liabilities reasonably incurred by it for the preservation of the Partnership business or property;

     (d) Vote its Units as to any amendments to this Agreement (other than amendments to admit additional limited partners to the extent such amendments do not affect the Limited Partner's interest in allocations and distributions under Sections 5 and 10) or on any other matter which the General Partner may put to a vote of the Limited Partners;

     (e) Have the Partnership books kept at the principal office of the Partnership, and at all reasonable times to have access to and the right to inspect and copy any of them; and

     (f) Have, upon reasonable notice, true and full information regarding all things affecting the Partnership.

                                  SECTION NINE
                        TRANSFER OF PARTNERSHIP INTERESTS

     9.1 Transfer of Interests. Partnership Interests are transferable only on the books of the Partnership. Each Limited Partner agrees that no transferee of a Limited Partner shall have the right to be substituted as a Limited Partner in the place of his transferor except with the written consent of the General Partner, which consent may be withheld for any reason if such transfer was an involuntary transfer and may not be withheld if such transfer was a voluntary transfer in compliance with the Shareholders' Agreement. A transferee admitted as Limited Partner is referred to herein as a "Substituted Limited Partner." No such substitution or attempted substitution shall be valid and enforceable, whether or not the Limited Partner's Partnership Interests are transferred or are attempted to be transferred in connection therewith, unless the General Partner has given such written consent. Subject to the provisions of this Agreement or the Act, the death, withdrawal, insanity, bankruptcy, or substitution of any Limited Partner shall not interrupt the continuity of or cause the termination or dissolution of the Partnership.

     9.2 Limitation Upon Transfer of Partnership Interests Therein.

     (a) Securities Laws. Partnership Interests shall be nontransferable and nonassignable unless the registration provisions of the Securities Act of 1933 (the "1933 Act") have been complied with through registration, or an exemption therefrom, and unless made in compliance with the registration provisions of the securities laws of the states where interests are offered or sold, or exemptions therefrom. Furthermore, as a condition precedent to any assignment or other transfer of any interest in the Partnership, the General Partner may require an opinion of counsel satisfactory to the General Partner that such assignment or transfer will be made in compliance with the registration pro visions of the 1933 Act, or an exemption therefrom, and the securities laws of the states where interests are offered or sold, or exemptions therefrom. The assignor or transferor will be responsible for paying the legal fees for any opinion required by this Section. Any transfer, pledge or other disposition of Partnership Interests in contravention of these restrictions is void. Each Limited Partner agrees to accept the foregoing restrictions on the transferability of Partnership Interests and assignment of interests therein and abide by the provisions thereof, and agrees that the following legend shall be placed on each certificate of interest evidencing a Partnership Interest, if any:

      THE PARTNERSHIP INTERESTS EVIDENCED BY THIS
      CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE
      SECURITIES ACT OF 1933 (THE "ACT") OR THE LAWS OF ANY
      STATE AND WERE SOLD PURSUANT TO EXEMPTIONS FROM
      REGISTRATION UNDER THE ACT AND SUCH STATE LAWS.  THE
      PARTNERSHIP INTERESTS MAY NOT BE SOLD OR OFFERED FOR
      SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION
      STATEMENT FOR THE PARTNERSHIP INTERESTS UNDER THE
      ACT AND SUCH STATE LAWS AS MAY BE APPLICABLE, OR AN
      OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP
      THAT SUCH REGISTRATION IS NOT REQUIRED.

     (b) Tax Rules. No transfer, assignment or encumbrance of Partnership Inter ests shall be made if such transfer or other event would, in the opinion of counsel for the Partnership, result in the Partnership being considered to have been terminated under the provisions of the Code. In addition, the General Partner has the right to refuse to recog nize any transfer of Partnership Interests in a secondary market or substantial equivalent thereof.

     (c) Shareholders' Agreement. No transfer or assignment of Partnership Interests shall be made except in accordance with the Shareholders' Agreement.

     9.3 Holders Who are not Limited Partners. A person who has possession of a Partnership Interest that has been transferred but who has not been admitted as a Substituted Limited Partner as provided in Section 9.1 shall be entitled solely (a) to allocations of Profits and Losses and distributions as provided in
Section 5, Section 6, and Section 10.

     9.4 Treatment of Transferor. A person who transfers or attempts to transfer all or any part of a Partnership Interest shall, with respect to any interest that is effectively transferred, cease to have any right, title, or interest to or in the Partnership and, with respect to any such interest that is not effectively transferred, shall cease to be a Partner and shall be a mere assignee.

     9.5 General Conditions on Disposition.

     (a) All costs and expenses incurred by the Partnership in connection with any disposition of any Limited Partner's Partnership Interest pursuant to this Section and/or in connection with another person becoming a transferee or Substituted Limited Partner in the Partnership in respect of such interest including any filing, recording, and publishing costs and the fees and disbursements of counsel shall be paid by and be the responsibility of the Limited Partner disposing of such interest.

     (b) If the Partnership Interest of a Limited Partner is effectively transferred, the Partnership's Profits, Losses, and other items shall for accounting and tax purposes be allocated between the transferring Limited Partner and the transferee using any reasonable method of allocation selected by the General Partner. A transferee of, or Substituted Limited Partner with respect to, a Limited Partner's Partnership Interest shall be entitled to receive distributions from the Partnership with respect to such interest only after the effective date of such assignment. The transfer by a Limited Partner of any interest shall become effective on the first day of the month following satisfaction of the requirements set forth in this Section 9.5.

     9.6 Survival of Liabilities. No substitution of an assignee as a Limited Partner shall operate to relieve the assignor of any liabilities arising under the Act.

     9.7 Withdrawal. No Partner may withdraw from the Partnership. Any Partner that withdraws from the Partnership in breach of this Agreement shall be liable to the Partnership for all of the direct and indirect damages caused by such withdrawal.

                                   SECTION TEN
                            DISSOLUTION, TERMINATION

     10.1 Dissolution. It is the intention of the Partners that the business of the Partnership be continued by the Partners pursuant to the provisions of this Agreement until such time as the occurrence of an "Event of Dissolution" (as hereinafter defined), at which time the Partnership shall dissolve. The occurrence of any of the following shall be deemed an "Event of Dissolution":

     (a) The sale of all or substantially all of the assets of the Partnership;

     (b) The decision by all of the Partners that the Partnership should be dissolved;

     (c) The date on which the Partnership or the General Partner shall suffer a bankruptcy;

     (d) December 31, 2097;

     (e) The dissolution, removal, or withdrawal of the General Partner, unless there is a remaining General Partner that shall elect to continue the business of the Partnership (with such right to continue being expressly granted hereby) or, if there is no remaining General Partner, unless all remaining Partners consent in writing to the admission of a new General Partner not later than ninety (90) days after the occurrence of such event; provided, in the event the Partnership is continued under this Section 10.1(e), the previous General Partner's Partnership Interest shall, at such time, be converted to a special class of Limited Partner having the same rights to allocations of Profits, Losses, distributions and the capital of the Partnership as prior to such conversion (with such conversion occurring automatically upon the making of such election and upon such holder executing an agreement to join in this Agreement);

     (f) The occurrence of a cause of dissolution as set forth in the Act, and limited by Sections 10.1(a) through (e) hereof.

     10.2 Wind-Up. Upon the dissolution of the Partnership, the General Partner shall make a final accounting of the business and affairs of the Partnership and shall proceed with reasonable promptness to liquidate the business, property and assets of the Partnership and to distribute the proceeds in the following order of priority:

     (a) To the payment of expenses of any sale, disposition or transfer of the Partnership Assets of the dissolution and liquidation of the Partnership.

     (b) To the payment of just debts and liabilities of the Partnership (including any to Partners), in the order of priority provided by law.

     (c) To the Partners in an amount equal to their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

     10.3 Compliance With Regulations. In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), then distributions shall be made pursuant to this Section 10 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).

     10.4 No Obligation to Restore Deficit Capital Account Balance. In the event a Limited Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the dissolution occurs), notwithstanding any custom or rule of law to the contrary, such Limited Partner shall have no obligation to make any contribution to the Partnership and the negative balance of such Limited Partner's Capital Account shall not be considered an asset of the Partnership nor a debt owed by such Limited Partner to the Partnership or to any other Person for any purpose whatsoever.

     10.5 Temporary Retention of Liquidation Proceeds. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Section may be:

             (i) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership Assets and collecting amounts owed to the Partnership or the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the discretion of the trustee of such trust, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

             (ii) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distrib uted to the Partners from time to time in the discretion of the General Partner as such liabilities are paid or settled.

     10.6 Distributions In Kind. Notwithstanding anything to the contrary in
Section 10.2, if the Partnership at the time of its dissolution owns any Intellectual Property that utilizes the words "Planet Hollywood" or any similar words or any logos or marks that are substantially similar to logos or marks owned by PHT or its Affiliates, then such Intellectual Property shall upon the winding up of the Partnership be distributed in kind to PHT. Similarly, and notwithstanding anything to the contrary in Section 10.2, if the Partnership at the time of its dissolution owns any Intellectual Property that utilizes the words "American Multi-Cinema" or "AMC" or any similar words or any logos or marks that are substantially similar to logos or marks owned by AMCPH or its Affiliates, then such Intellectual Property shall upon the winding up of the Partnership be distributed in kind to AMCPH. If Intellectual Property is distributed in kind to both PHT and AMCPH pursuant to this Section 10.6, then the property distributed to each shall be deemed to be equal in value.

     10.7 Control of Dissolution and Winding-up. The wind-up of the affairs of the Partnership shall be conducted by the General Partner. In the event there is no General Partner, then the wind-up of the affairs of the Partnership shall be conducted by the Partner so nominated by Partners who then own a majority of the Units (the "Liquidating Partner"). In liquidating the assets of the Partnership, all tangible assets of a saleable value shall be sold at such price and terms as the General Partner (or the Liquidating

Partner) determines to be fair and equitable. Any Partner may purchase such assets at such sale. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors to minimize the losses that might otherwise occur upon liquidation. Upon the conclusion of the wind-up of the affairs of the Partnership, the Partnership shall terminate.

     10.8 Deemed Distribution and Recontribution. Notwithstanding any other provisions of this Section 10, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Event of Dissolution has occurred, the Partnership Assets shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have distributed the Partnership Assets in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership's liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Partnership Assets in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

     10.9 Rights of Partners. Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of his Capital Contributions and shall have no right or power to demand or receive property other than the distributions described herein. No Partner shall have priority over any other Partner as to the return of his Capital Contributions, distributions, or allocations unless otherwise provided in this Agreement.

     10.10 Division of Venture Units. Unless otherwise agreed by the Partners, this Section 10.10 shall govern the division of the Venture Units of the Partnership upon dissolution:

     (a) The Partnership shall distribute to AMCPH all of the Partnership's interests in AMC Consolidated Entities and to PHT all of the Partnership's interests in the PH Consolidated Entities.

     (b) The Management Agreements shall terminate and in their place shall be new management agreements in the then current form generally used by each Limited Partner or its Affiliates with respect to management services of the type being provided pursuant to the respective Management Agreement; provided, that such new management agreements shall be on commercially reasonable terms for similar facilities and services.

     (c) The Master License Agreements shall be amended to reflect (i) AMCPH as the licensee for purposes of the operation of the Venture Units distributed to AMCPH, (ii) PHT as the licensee for purposes of the operation of the Venture Units distributed to PHT, (iii) that no additional facilities utilizing the intellectual property rights licensed by the

Master License Agreements may be developed or operated by AMCPH, PHT or their Affiliates pursuant to the Master License Agreements, and (iv) that the exclusive nature of the license granted by the terms of the Master License Agreements shall terminate.

     (d) The Sublicense Agreements shall terminate; provided, that, with respect to the Day 1 Venture Units, the operator thereof shall enter into a license agreement with PHT or its Affiliates similar to the Day 1 Venture Unit Sublicense Agreement, except that such agreement shall provide for a royalty equal to one-half the royalty provided for in the Day 1 Venture Unit Sublicense Agreement.

                                 SECTION ELEVEN
                                 OTHER BUSINESS

     No Partner shall be required to devote its entire time or attention to the business of the Partnership or, in any event, more time or attention than shall be reasonably required to carry out its obligations under this Agreement.

                                 SECTION TWELVE
                                POWER OF ATTORNEY

     12.1 Granting General Partner Power of Attorney. Each Limited Partner, by executing this Agreement or a counterpart thereof, irrevocably constitutes and appoints the General Partner as its true and lawful attorney-in-fact and agent with full power and authority to act in such Limited Partner's name, place, and stead to effect the purposes of the Partnership, including the execution, acknowledgment, delivery, filing and recording of all certificates, documents, deeds, bills of sale, assignments and other instruments of conveyance, leases, contracts, loan documents and all other documents which the General Partner deems necessary or reasonably appropriate to achieve the following:

     (a) To qualify the Partnership as a Limited Partnership under the Act; and

     (b) To effect a modification of the Partnership or an amendment of this Agreement without the consent of the Limited Partners:

             (i) to ensure the continuation of Partnership tax status, provided however that, in the opinion of counsel to the Partnership, such amendment does not adversely affect in any way the rights or interests of any of the Limited Partners;

             (ii) to cure any ambiguity and to correct or supplement any inconsistent provision in this Agreement; or

             (iii) when such modification or amendment is permitted or required under the terms of this Agreement; or

     12.2 Power of Attorney.

     (a) The power of attorney granted herein:

             (i) is a special power of attorney and shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive death, incompetency, or legal disability of a Limited Partner;

             (ii) may be exercised by the General Partner for each Limited Partner by listing any or all of the Limited Partners required to execute any such instrument with a signature of said General Partner acting as attorney-in-fact for any or all of the Limited Partners; and

             (iii) shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of its Partnership Interest.

     (b) Each of the agreements, certificates, or other documents made pursuant to the power of attorney granted herein shall be in such form as counsel for the General Partner shall deem appropriate. The powers herein conferred to make agreements, certificates, and other documents shall be deemed to include the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record and publish the same. The General Partner shall notify the Limited Partners after every time it utilizes this power of attorney.

                                SECTION THIRTEEN
                    BOOKS OF ACCOUNT AND PARTNERSHIP RECORDS

     13.1 Books of Account. The General Partner shall keep and maintain, or cause to be maintained, complete and accurate books, records and accounts of the Partnership. Such books shall be kept on the basis of a calendar year using the accrual method of accounting and shall be closed and balanced at the end of each year. An accounting of all types of receipts, income, profits, costs, expenses and losses arising out of or resulting from the business of the Partnership shall be made by the General Partner annually as of the end of each Fiscal Year, and also upon termination of this Agreement. The expense of maintaining the books of account shall be an expense of the Partnership. All decisions as to accounting and tax matters (including elections which the Partnership is permitted to make under the Code) shall be made by the General Partner.

     13.2 Inspection. The books, records and accounts of the Partnership, together with executed copies of this Agreement and of the Certificate and any amendments to either document, shall be kept at all times at the principal office of the Partnership. All Partners and their duly authorized representatives shall have the right to examine such books, records and accounts at any and all reasonable times and to make copies thereof or extracts therefrom.

     13.3 Bank Accounts. The General Partner shall be responsible for seeing that one or more accounts are maintained in a bank which is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the disbursements properly chargeable to the Partnership, and in which shall be deposited the revenues received from the operation of the Partnership. In addition, there shall be deposited in said accounts all amounts borrowed from third parties. All such revenues and amounts required by this Section to be deposited in said accounts, shall be and remain the property of the Partnership, and shall be received, held and disbursed by the General Partner to be applied only for Partnership purposes. The General Partner shall designate the authorized signatories for all such accounts.

     13.4 Reports.

     (a) Tax Information. Within seventy-five (75) days after the end of the Partnership's fiscal year, the General Partner will use its best efforts to furnish each Partner with all information necessary for the preparation of each of the Limited Partner's Federal and state income tax returns.

     (b) Financial Statements. Within ninety (90) days after the end of each fiscal year, the General Partner shall provide the Limited Partners with a balance sheet and related statement of profit and loss for such year.

                                SECTION FOURTEEN
                                   AMENDMENTS

     14.1 General Rule. Except for amendments permitted by Section 11, this Agreement may be amended only with the written consent of the General Partner and those Limited Partners holding a majority of the Units held by the Limited Partners. The General Partner may, and at the request of any Limited Partner shall, submit to the Limited Partners, in writing by registered or certified mail, the text of any proposed amendment to this Agreement and a statement by the proposer of the purpose of any such amendment. The General Partner shall include in any submission its views as to the proposed amendment. Any such amendment shall be adopted if, within ninety (90) days after the mailing of such amendment to all Partners, the General Partner has consented to such amendment and has further received written approval (including a telegraph or facsimile message) thereof from Limited Partners that hold a majority of the Units held by the Limited Partners. A written approval may not be withdrawn or voided once it is filed with the General Partner. A Limited Partner filing a written objection may thereafter file a valid written approval. The date of adoption of an amendment pursuant to this Section 14 shall be the date set forth in the amendment for the adoption, or if there is no such date, the date on which the General Partner shall have received the requisite written approvals. Any proposed amendment which is not adopted may be resubmitted. In the event any proposed amendment is not adopted, any written approval received with respect thereto shall be void and shall not be effective with respect to any resubmission of the proposed amendment.

     14.2 Unanimous Consent Requirement. Notwithstanding the foregoing provisions of this Section 14, no amendment, without the prior written approval of all Partners, may (a) enlarge the obligations of any Partner under this Agreement without said Partner's written consent, (b) enlarge the liability of the General Partner to the Limited Partners without the General Partner's written consent, (c) amend this Section 14, (d) amend any provision relating to the removal of the General Partner, (e) except with regard to the admission of additional limited partners as provided in Section 7.1, amend any provisions concerning cash distributions or allocation of Profits and Losses (except pur suant to the authority granted to the General Partner under Section 4, with regard to Capital Accounts), or (f) alter the Partnership in such manner as will result in the Partnership no longer being classified as a partnership for Federal income tax purposes.

                                 SECTION FIFTEEN
                               GENERAL PROVISIONS

     15.1 Relationship. Nothing contained in this Agreement shall be deemed or con strued to constitute any Partner as a general partner, employee or agent of any other Partner, other than in connection with activities included within the purpose and scope of the Partnership as set forth herein and subject to limitations upon same, as set forth herein.

     15.2 Meetings of Partners. Any Partner may cast his vote on any matter which may be put to a vote of the Partners by personally casting said vote, by written proxy or by written consent granted in writing. Meetings of all Partners may be called by the General Partner in its discretion, after ten (10) days written notice to all Partners.

     15.3 Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto relating to the subject matter hereof. However, the parties are contemporaneously herewith entering into other contracts relating to the Venture Units and related matters, and this Agreement does not supersede such other contracts or any future contracts dealing with similar subject matter.

     15.4 Binding Effect; No Assignment. This Agreement shall be binding upon the parties hereto, their heirs, administrators, transferees, successors and assigns. No party may assign or transfer its interests herein, or delegate its duties hereunder, except as expressly provided herein; provided, however, that each Partner may assign its Partnership

Interest to any other party in which it owns a majority of the equity interest as long as such entity shall agree to be bound by the terms of this Agreement.

     15.5 No Waiver. No waiver of any provision of this Agreement shall be effec tive unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

     15.6 Notices. Any notice, consent, or other communication required or permitted by this Agreement shall be sufficient if made in writing, signed by the communicator, and delivered to a Partner personally or by mailing the same postage prepaid by registered or certified mail, return receipt requested, to a Partner at its address as set out in the Partnership's records. Each such communication shall be deemed to have been received by a person when: delivered to such person; sent by telecopy to such person at a telecopy number provided by such person to the Partnership for notice purposes; on the fifth day after deposit in the United States mail, postage prepaid and certified (return receipt requested), addressed to such person at an address provided by such person to the Partnership for notice purposes; or on the first day after proper and timely deposit, freight prepaid or with arrangements for payment made in advance, with a nationally recognized next-day delivery service providing next-day service to the location of the recipient, addressed to such person at an address provided by such person to the Partnership for notice purposes. Any person may change its address or telecopy number or both by notice to the Partnership.

     (a) Partnership distributions of cash or property, if any, shall be made in the manner determined by the General Partner, but it shall be sufficient if they are made by mailing the same to the Partners at their addresses as set out in the Partnership's records.

     15.7 Counterparts. This agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     15.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

     15.9 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance of the construction of this Agreement to the law of another jurisdiction.



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

     15.10 Further Assurances. The parties hereto agree that they will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

     15.11 Litigation. The General Partner shall defend and prosecute such legal or equitable actions as it deems necessary to enforce or protect the interests of the Partnership, and the expense of doing so shall be an operating cost of the Partnership.

     15.12 Litigation Among Partners. If any party hereby is required to engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all reasonable attor neys' fees and court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

     15.13 Remedies. Each party hereto recognizes and agrees that the violation of any term, provision or condition of this Agreement may cause irreparable damage to the other parties which may be difficult to ascertain, and that the award of any sum of damages may not be adequate relief to such parties. Each party, therefore, agrees that, in addition to the remedies available in the event of a breach of this Agreement, any other party shall have a right to equitable relief including, but not limited to, the remedy of specific performance.

     15.14 Representations and Warranties. Each Partner hereby represents to the other Partners as follows:

     (a) Such Partner is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Partner is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder. Neither the execution, delivery nor performance of this Agreement by the Partner will conflict with the provisions of the Partner's Articles of Incorporation, Bylaws, or other organizational instruments, violate any order, writ, injunction or decree of any court, administrative agency or governmental body, or constitute or result in a violation or breach of any term or provision, or constitute a default under, any contract, mortgage, lease or other agreement by which the Partner or its assets are bound.



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

     (b) Such Partner has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligation of such Partner. The Partner has the ability to perform its obligations hereunder (or will have the ability to do so when such performance is called for herein).

     (c) The representations and warranties made by the Partners in this Agreement shall survive the execution hereof.

     15.15 Arbitration. Any claim, dispute or other matter in question between the parties hereto arising out of or relating to this Agreement, or the breach thereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association in effect on the date hereof before three (3) arbitrators; one designated by each party and the third in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be conducted in New York, New York, unless the parties mutually agree to another location. The arbitrators shall be qualified by education, training or experience as may be appropriate according to the nature of the claim, dispute or other matter in question. The foregoing agreement to arbitrate and any other agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. To the extent permitted by law, by agreeing to engage in the arbitration provided for in this Section, the parties waive their right to appeal any decision made by the arbitrators. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen; and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. All costs and expenses (including reasonable attorneys' fees and costs) in connection with any such arbitration shall be borne in the manner which the arbitrators making the determination shall direct. Notwithstanding the provisions of this Section, either party may seek appropriate injunctive relief for any threatened breach.

     15.16 Saving Clause. Any requirements imposed under applicable law, including but not limited to, the provisions of the Act, as in effect from time to time, shall, where inconsistent with any provision of this Agreement, be controlling and shall govern the rights among the parties hereto, but such inconsistent provisions of law are hereby waived to the maximum extent permitted by such law. Any such provisions under applicable law or regulation which supersede or invalidate any provision hereof shall not affect the validity of this Agreement, and the remaining provisions shall be enforced as if the invalid provision or provisions were deleted.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION
                        THAT IS BINDING UPON THE PARTIES

                                GENERAL PARTNER:

                                PMC MANAGEMENT, INC., a Georgia close
                                corporation


                                 By:
                                   ------------------------------------
                                 Name:
                                      ---------------------------------
                                 Its:
                                      ---------------------------------

                                 LIMITED PARTNERS:


                                 PLANET HOLLYWOOD (THEATRES), INC.,
                                 a Florida corporation


                                 By:
                                   ------------------------------------
                                 Name:
                                      ---------------------------------
                                 Its:
                                      ---------------------------------




                                 AMCPH HOLDINGS, INC.
                                 a Missouri corporation


                                 By:
                                   ------------------------------------
                                 Name:
                                      ---------------------------------
                                 Its:
                                      ---------------------------------




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